Free Writing Prospectus filed pursuant to Rule 433

Registration Statement No. 333-233477

Supplementing the Prospectus Supplement dated August 27, 2019

(To Prospectus dated August 27, 2019)

Keurig Dr Pepper Announces Proposed Secondary Offering of Common Stock

BURLINGTON, Mass. and PLANO, Texas, August 17, 2020 /PRNewswire/ -- Keurig Dr Pepper (NYSE: KDP) (the “Company” or “KDP”) announced today the commencement of a registered public secondary offering of 45 million shares, or approximately 3.2%, of the Company’s outstanding common stock. All of the shares sold in the offering will be sold by Maple Holdings B.V. (“Maple”). Maple is a holding company majority-owned by JAB Holdings B.V. (“JAB”).

The Company is not selling any shares of common stock and will not receive any proceeds from the proposed offering. Upon completion of the offering, Maple and JAB will collectively own approximately 49.5% of the Company’s outstanding common stock. Maple may distribute the proceeds of the offering to its members or otherwise redeem interests of its members from time to time, including JAB.

Goldman Sachs & Co. LLC is acting as underwriter for the proposed offering.

The offering will be made only by means of an effective registration statement and a prospectus. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the proposed offering may be obtained from: Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com. Copies of the preliminary prospectus supplement and the related prospectus may also be obtained free of charge from the website of the U.S. Securities and Exchange Commission (the “SEC”) at http://www.sec.gov.

The Company has previously filed with the SEC a registration statement (including a prospectus) on Form S-3 (File No. 333-233477) and a prospectus supplement, each dated August 27, 2019, as well as a preliminary prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Keurig Dr Pepper

Keurig Dr Pepper (KDP) is a leading beverage company in North America, with annual revenue in excess of $11 billion and nearly 26,000 employees. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. and Canada. The Company’s portfolio of more than 125 owned, licensed and partner brands is designed to satisfy virtually any consumer need, any time, and includes Keurig®, Dr Pepper®, Green Mountain Coffee Roasters®, Canada Dry®, Snapple®, Bai®, Mott’s®, CORE® and The Original Donut Shop®. Through its powerful sales and distribution network, KDP can deliver its portfolio of hot and cold beverages to nearly every point of purchase for consumers. The Company is committed to sourcing, producing and distributing its beverages responsibly through its Drink Well. Do Good. corporate responsibility platform, including efforts around circular packaging, efficient natural resource use and supply chain sustainability.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of applicable securities laws and regulations. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” and “would,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements have been based on the Company’s current views with respect to future events and the timing of this secondary offering. These forward-looking statements are subject to a number of risks and uncertainties including prevailing market conditions, as well as other factors. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the Company’s other filings with the SEC. Forward-looking statements represent the Company’s estimates and assumptions only as of the date that they were made. The Company does not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable law.

Investors

Tyson Seely

T: 781-418-3352/ tyson.seely@kdrp.com

Steve Alexander

T: 972-673-6769/ steve.alexander@kdrp.com

Media

Katie Gilroy

T: 781-418-3345/ katie.gilroy@kdrp.com

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